EXHIBIT 5



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                          BRADLEY, ARANT, ROSE & WHITE
                           2001 Park Place, Suite 1400
                            Birmingham, Alabama 35203

                                December 2, 1996



Board of Directors
Cavalier Homes, Inc.
Highway 41 North and Cavalier Road
Addison, Alabama  35540

Gentlemen:

                  In our capacity as counsel for Cavalier Homes, Inc., a Delaware corporation (the "Company"), we have examined (i) the Registration Statement on Form S-3 (Registraiton No. 333-00607) (the "Registration Statement") concerning the registration by the Company of 55,596 shares of Common Stock, par value $0.10 per share (the "Common Stock"), in form as filed by the Company with the Securities and Exchange Commission (the "Commission") under the provisions of the Securities Act of 1933, as amended (the "Act"), on January 31, 1996, (ii) Amendment No. 1 to the Registration Statement in form as filed by the Company with the Commission on March 15, 1996, concerning the adjustment of the 55,596 shares of Common Stock to 83,394 shares in order to reflect a three-for-two stock split effected as a 50% stock dividend on February 15, 1996, and (iii) Amendment No. 2 to the Registration Statement in form as proposed to be filed by the Company with the Commission on December 2, 1996 relating to the further adjustment of the shares reflected in the Registration Statement to 104,241 shares in order to reflect a five-for-four stock split effected as a 25% stock dividend on November 15, 1996. This opinion is being delivered to you pursuant to item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act. In connection with our delivery of this opinion letter to you, we have also examined originals or copies of such records, documents, proceedings and other instruments, and of certificates or comparable documents of public officials and of officers or other representatives of the Company, and we have made such inquiry of such officers and representatives, as we have deemed relevant and necessary for the purposes of the opinion set forth herein.

                  Upon the basis of the foregoing, we are of the opinion that the shares of Common Stock referred to above to be offered under the Registration Statement have been duly and validly authorized and constitute validly issued, fully paid and nonassessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to our firm under the caption "LEGAL MATTERS" in the prospectus which is part of the Registration Statement.

                  This opinion is being rendered solely for the purpose described above and is not to be used or relied upon by any other person and, except as provided in the preceding paragraph, may not be disclosed, quoted, filed with any governmental agency or otherwise referred to without our written consent.


Very truly yours,




BRADLEY, ARANT, ROSE & WHITE